EXHIBIT 23(A)





                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
United National Bancorp:


     We consent to incorporation by reference in the registration statement filed on Form S-4, dated August 12, 1998, of our report dated January 14, 1998, relating to the consolidated balance sheets of United National Bancorp and subsidiaries as of December 31,1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, which report is included in the December 31, 1997 Annual Report on Form 10-K of United National Bancorp, incorporated by reference in the registration statement and to the reference to our firm under the heading "Experts" in the registration statement.



                                          KPMG PEAT MARWICK LLP

Short Hills, New Jersey
August 12, 1998